Exhibit 99.1

For Immediate Release	CONTACT:
Thomas M. Dugan
Vice President of Finance and Treasurer

Shiloh Industries, Inc.
(330) 558-2600

SHILOH INDUSTRIES REPORTS Second Quarter 2011 Results

Valley City, OH, May 27, 2011 – Shiloh Industries, Inc. (Nasdaq: SHLO) today reported financial results for the second quarter of its fiscal year ending October 31, 2011.

Second Quarter 2011 Highlights

•	Sales revenue for the quarter increased to $137.0 million, an increase of 16.3% from the prior year quarter.

•	Operating income for the quarter was $5.8 million compared to operating income of $5.7 million in the prior year quarter.

•	Net income of $0.20 per share diluted compared to a net income of $0.19 per share diluted in the prior year second quarter.

•	On April 19, 2011, the Company entered into an amended and restated Credit and Security Agreement for $80.0 million with an improved effective interest rate and a maturity date of April 2016.

•	Net debt to total capitalization ratio of 23.5% as of April 30, 2011.

•	The Bowling Green, Kentucky plant facility started operations in April 2011 as planned.

Sales for the second quarter ended April 30, 2011 were $137.0 million, an increase of 16.3% from $117.8 million in the second quarter of fiscal year 2010. The increase in sales revenue reflects the year over year improvement of industry volume, new programs launched and conquest business awarded since last year’s second quarter. During the second quarter of fiscal year 2011, the car and light truck production volumes of the North American automotive industry increased by 10.7%, while the production of the traditional domestic manufacturers improved by 18.2%, over the second quarter of fiscal year 2010. The heavy truck market that the Company supplies, also exhibited improvement in demand.

For the second quarter of fiscal year 2011, the Company reported operating income of $5.8 million or 4.2% of sales compared to $5.7 million or 4.9% of sales in the second quarter of fiscal year 2010 and net income of $3.4 million or $0.20 per share diluted as compared to the second quarter of fiscal year 2010 net income of $3.1 million or $0.19 per share diluted. Manufacturing expenses increased in the second quarter of fiscal year 2011 as compared to the second quarter of fiscal year 2010 as a result of the anticipated increase in payroll and benefit expenses, which were restored to pre-crisis levels, and the increased labor costs associated with the improved activity levels in preparation for new program launches and increased production volumes. The Selling, General and Administrative costs in the second quarter of fiscal year 2011 declined as a percentage of sales compared to the levels experienced during the second quarter of fiscal year 2010.

Interest expense for the quarter was $0.5 million compared to $0.9 million in the second quarter of the prior year due to a reduction in the level of average borrowed funds and the impact of both the Fifth Amendment to the Credit Agreement and the Amended and Restated Credit Agreement entered into on September 1, 2010 and April 19, 2011 respectively, both of which lowered the average borrowing rate compared to the prior year second quarter.

First Six Months 2011 Results

Operating income for the first six months of fiscal year 2011 was $7.0 million compared to an operating income of $6.2 million in the first six months of fiscal year 2010. Net income for the first six months of fiscal year 2011 was $4.0 million or $0.23 per share diluted as compared to $2.6 million or $0.15 per share diluted in the prior year. The improvement reflects the increase in sales volume of $30.1 million, or 14.0%, to sales for the first six months of fiscal year 2011 of $245.8 million from $215.7 million in the prior year.

Interest expense was reduced by $1.3 million from the prior year levels due to a reduction in the level of average borrowed funds and lower average borrowing rates in the first six months of fiscal year 2011 as compared to the first six months of fiscal year 2010.

In commenting on the results of the second quarter of fiscal year 2011, Theodore K. Zampetis, President and CEO, said “We were happy to see the continued improvement in vehicle build levels in North America during our second quarter, both in the car and light truck as well as the heavy truck industries. The impact of the Japanese earthquake and tsunami was significant in April and affected the production plans of several of our customers who have curtailed their vehicle assembly operations. In spite of this, our management team stayed focused on executing our plans for continuously improving our overall quality and productivity, launching our new facility in Bowling Green, KY, preparing for our new program launches and reinforcing our skills and processes to meet the requirements of an improved automotive cycle, while maintaining our strong balance sheet.”

Mr. Zampetis concluded, “Moving forward we are continuing our sharp focus on growing our top and bottom lines through our emphasis on innovative product leadership, customer loyalty, and our passion for operating excellence.”

Headquartered in Valley City, Ohio, Shiloh Industries is a leading manufacturer of first operation blanks, engineered welded blanks, complex stampings and modular assemblies for the automotive and heavy truck industries. The Company has 14 wholly owned subsidiaries at locations in Ohio, Georgia, Michigan, Tennessee, Kentucky, and Mexico, and employs approximately 1,250.

A conference call to discuss the second quarter of fiscal year 2011 results will be held on May 27, 2011, at 11:00 a.m. (ET). To listen to the conference call, dial (877) 675-4750 approximately five minutes prior to the start time and request the Shiloh Industries first quarter conference call.

Certain statements made by Shiloh Industries, Inc. in this release and other periodic oral and written statements, including filings with the Securities and Exchange Commission, regarding the Company’s operating performance, events or developments that the Company believes or expects to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales, earnings expectations, cost savings, awarded sales, volume growth, earnings or general belief in the Company’s expectations of future operating results are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are made on the basis of management’s assumptions and expectations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include the ability of the Company to accomplish its strategic objectives with respect to implementing its sustainable business model; the ability to obtain future sales; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities; costs related to legal and administrative matters; the Company’s ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel and utility costs; work stoppages and strikes at the Company’s facilities and that of the Company’s customers or suppliers; the Company’s dependence on the automotive and heavy truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending, which is subject to the impact of domestic and international economic conditions, including increased energy costs affecting car and light truck production, and regulations and policies regarding international trade; financial and business downturns of the Company’s customers or vendors, including any production cutbacks or bankruptcies; increases in the price of, or limitations on the availability of, steel, the Company’s primary raw material, or decreases in the price of scrap steel; the successful launch and consumer acceptance of new vehicles for which the Company supplies parts; the occurrence of any event or condition that may be deemed a material adverse effect under the Credit Agreement or a decrease in customer demand which could cause a covenant default under the Credit Agreement; pension plan funding requirements; and other factors, uncertainties, challenges and risks detailed in the Company’s other public filings with the Securities and Exchange Commission. Any or all of these risks and uncertainties could cause actual results to differ materially from those reflected in the forward-looking statements. These forward-looking statements reflect management’s analysis only as of the date of this release.

The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. In addition to the disclosures contained herein, readers should carefully review risks and uncertainties contained in other documents the Company files from time to time with the Securities and Exchange Commission.

SHILOH INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three months ended April 30,		Six months ended April 30,
	2011	2010	2011	2010
Revenues	$137,046	$117,836	$245,836	$215,727
Cost of sales	125,450	106,781	227,895	199,641

Gross profit	11,596	11,055	17,941	16,086
Selling, general and administrative expenses	5,953	5,316	11,039	9,914
Asset impairment (recovery), net	(134)	—	(142)	(48)

Operating income	5,777	5,739	7,044	6,220
Interest expense	456	944	963	2,270
Interest income	—	1	—	2
Other income (expense), net	112	(6)	111	(25)

Income before income taxes	5,433	4,790	6,192	3,927
Provision for income taxes	1,984	1,702	2,237	1,374

Net income	$3,449	$3,088	$3,955	$2,553

Earnings (loss) per share:
Basic earnings (loss) per share	$0.21	$0.19	$0.24	$0.15

Basic weighted average number of common shares	16,729	16,524	16,678	16,514

Diluted earnings (loss) per share	$0.20	$0.19	$0.23	$0.15

Diluted weighted average number of common shares	16,868	16,654	16,849	16,630